Exhibit 99.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

In Re:	Chapter 11 Case No.

Northwest Airlines Corporation, et. al.	05-17930 (ALG)

Debtors	(Jointly Administered)

MONTHLY OPERATING STATEMENT FOR THE PERIOD
FROM APRIL 1, 2007 TO APRIL 30, 2007

DEBTOR’S ADDRESS:	NORTHWEST AIRLINES CORPORATION
2700 LONE OAK PARKWAY
EAGAN, MN 55121-1534

DEBTOR’S ATTORNEY:	CADWALADER, WICKERSHAM & TAFT LLP
ONE WORLD FINANCIAL CENTER
NEW YORK, NY 10281

(in thousands)
CONSOLIDATED MONTHLY DISBURSEMENTS:	$1,360,770

(in millions)
CONSOLIDATED NET INCOME (LOSS):	$8

REPORT PREPARER:	NORTHWEST AIRLINES CORPORATION (DEBTOR-IN-POSSESSION)

The undersigned, having reviewed the attached report and being familiar with the Debtor’s financial affairs, verifies under penalty of perjury, that the information contained therein is complete, accurate and truthful to the best of my knowledge.

Date: May 30, 2007	/s/ Anna M. Schaefer
Anna M. Schaefer
Vice President - Finance and Chief Accounting Officer
(principal accounting officer)
2700 Lone Oak Parkway
Eagan, Minnesota 55121-1534
(612) 726-2111

Indicate if this is an amended statement by checking here:    AMENDED STATEMENT______

NORTHWEST AIRLINES CORPORATION

(DEBTOR-IN-POSSESSION)

NORTHWEST AIRLINES CORPORATION

(DEBTOR-IN-POSSESSION)

for the month ended April 30, 2007

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited, in millions)

Operating Revenues
Passenger	$770
Regional carrier revenues	112
Cargo	65
Other	54
Total operating revenues	1,001

Operating Expenses
Aircraft fuel and taxes	268
Salaries, wages and benefits	191
Aircraft maintenance materials and repairs	57
Selling and marketing	65
Other rentals and landing fees	47
Depreciation and amortization	42
Aircraft rentals	32
Regional carrier expenses	75
Other	144
Total operating expenses	921

Operating Income (Loss)	80

Other Income (Expense)
Interest expense, net	(43)
Investment income	13
Reorganization items, net	(40)
Other, net	(2)
Total other income (expense)	(72)

Income (Loss) Before Income Taxes	8

Income tax expense (benefit)	-

Net Income (Loss)	$8

The accompanying notes are an integral part of these unaudited consolidated financial statements.  The above financial statement includes the operating results of certain non-debtor entities.  Please see consolidating financials in Schedules 1-3.

NORTHWEST AIRLINES CORPORATION

(DEBTOR-IN-POSSESSION)

as of April 30, 2007

CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)
Assets

Current Assets
Cash and cash equivalents	$1,850
Unrestricted short-term investments	624
Restricted cash, cash equivalents and short-term investments	503
Accounts receivable, net	633
Flight equipment spare parts, net	106
Prepaid expenses and other	406
Total current assets	4,122

Property and Equipment
Flight equipment, net	7,995
Other property and equipment, net	576
Total property and equipment	8,571

Flight Equipment Under Capital Leases, net	12

Other Assets
International routes	634
Investments in affiliated companies	23
Other	498
Total other assets	1,155
Total Assets	$13,860

Liabilities and Stockholders’ Equity (Deficit)

Current Liabilities
Air traffic liability	$1,927
Accounts payable and other liabilities	1,551
Current maturities of long-term debt	225
Total current liabilities	3,703

Long-Term Debt	4,302

Deferred Credits and Other Liabilities
Long-term pension and postretirement health care benefits	88
Other	191
Total deferred credits and other liabilities	279

Liabilities Subject to Compromise	13,573

Preferred Redeemable Stock Subject to Compromise	275

Common Stockholders’ Equity (Deficit)
Common stock	1
Additional paid-in capital	1,507
Accumulated deficit	(7,668)
Accumulated other comprehensive income (loss)	(1,099)
Treasury stock	(1,013)
Total common stockholders’ equity (deficit)	(8,272)
Total Liabilities and Stockholders’ Equity (Deficit)	$13,860

The accompanying notes are an integral part of these unaudited consolidated financial statements.  The above financial statement includes the operating results of certain non-debtor entities.  Please see consolidating financials in Schedules 1-3.

NORTHWEST AIRLINES CORPORATION

(DEBTOR-IN-POSSESSION)

for the month ended April 30, 2007

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)

Cash Flows from Operating Activities
Net income (loss)	$8
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	42
Pension and other postretirement benefit contributions less than expense	4
Long-term vendor depoits/holdbacks	(5)
Reorganization items, net	40
Increase (decrease) in cash flows from operating assets and liabilities, excluding the effects of the acquisition of Mesaba Aviation, Inc.:
Changes in certain assets and liabilities	53
Other, net	(1)
Net cash provided by (used in) operating activities	141

Cash Flows from Reorganization Activities
Net cash provided by (used in) reorganization activities	(4)

Cash Flows from Investing Activities
Capital expenditures	(180)
Proceeds from sales of short-term investments	4
Decrease (increase) in restricted cash, cash equivalents and short-term investments	24
Cash and cash equivalents acquired in acquisition of Mesaba Aviation, Inc.	16
Other, net	1
Net cash provided by (used in) investing activities	(135)

Cash Flows from Financing Activities
Proceeds from long-term debt	87
Payments of long-term debt	(39)
Other, net	-
Net cash provided by (used in) financing activities	48

Increase (Decrease) in Cash and Cash Equivalents	50

Cash and cash equivalents at beginning of period	1,800
Cash and cash equivalents at end of period	$1,850

Cash and cash equivalents and unrestricted short-term investments at end of period	$2,474

Supplemental Cash Flow Information:
Interest paid	$47

Investing and Financing Activities Not Affecting Cash:
Manufacturer financing of aircraft, aircraft pre-delivery deposits and other non-cash transactions	$-

The accompanying notes are an integral part of these unaudited consolidated financial statements. The above financial statement includes the operating results of certain non-debtor entities. Please see consolidating financials in Schedules 1-3.

NORTHWEST AIRLINES CORPORATION

(DEBTOR-IN-POSSESSION)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Basis of Presentation

The condensed consolidated financial statements of Northwest Airlines Corporation (“NWA Corp.”), a holding company whose principal indirect operating subsidiary is Northwest Airlines, Inc. (“Northwest”), include the accounts of NWA Corp. and all consolidated subsidiaries (collectively, the “Company”).  Unless otherwise indicated, the terms “we,” “us,” and “our” refer to NWA Corp. and all consolidated subsidiaries.  The condensed consolidated financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).  The information and footnote disclosures normally included in annual financial statements prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) have been condensed or omitted as permitted by such rules and regulations. These financial statements and related notes should be read in conjunction with the financial statements and notes included in the Company’s Form 10-Q for the quarter ended March 31, 2007 and the Company’s audited consolidated financial statements, which are provided in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as amended by Form 10-K/A filings dated April 6, 2007 and April 30, 2007 (collectively, the “2006 Form 10-K”).  The Company’s accounting and reporting policies are summarized in “Note 2 — Summary of Significant Accounting Policies” in the 2006 Form 10-K.

As discussed in Note 2, on September 14, 2005 (the “Petition Date”), NWA Corp. and certain of its direct and indirect subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).  Subsequently, on September 30, 2005, NWA Aircraft Finance, Inc., an indirect subsidiary of NWA Corp., also filed a voluntary petition for relief under Chapter 11.  The Bankruptcy Court is jointly administering these cases under the caption “In re Northwest Airlines Corporation, et al., Case No. 05-17930 (ALG)” (the “Chapter 11 case”).  Accordingly, the accompanying condensed consolidated financial statements have been prepared in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code (“SOP 90-7”), and on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of post-petition liabilities in the ordinary course of business.  In accordance with SOP 90-7, the financial statements for the periods presented distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the Company.

The Company maintains a Web site at http://www.nwa.com.  Annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, all amendments to those reports and other information about the Company are available free of charge through this Web site at http://ir.nwa.com as soon as reasonably practicable after those reports are electronically filed with or furnished to the SEC.  For information or questions concerning the Company’s Chapter 11 restructuring see: http://www.nwa-restructuring.com.

In the opinion of management, the interim financial statements reflect adjustments, consisting of normal recurring accruals, unless otherwise noted, which are necessary to present fairly the Company’s financial position, results of operations and cash flows for the periods indicated.

The Company’s results of operations for interim periods are not necessarily indicative of the results for an entire year due to seasonal factors as well as competitive and general economic conditions.  The Company’s second and third quarter operating results have historically been more favorable due to increased leisure travel on domestic and international routes during the spring and summer months.

The Company believes that the material risks and uncertainties that could affect the outlook of an airline operating under Chapter 11 and in a global economy include, among others, the ability of the Company to continue as a going concern, the ability of the Company to obtain and maintain any necessary financing for operations and other purposes, the ability of the Company to maintain adequate liquidity, the ability of the Company to absorb escalating fuel costs, the Company’s ability to obtain court approval with respect to motions in the Chapter 11 proceedings prosecuted by it from time to time, the ability of the Company to consummate a plan of reorganization with respect to its Chapter 11 proceedings, the ability of the Company to operate pursuant to the terms of its financing facilities (particularly the related financial covenants), the ability of the Company to attract, motivate and/or retain key executives and associates, the future level of air travel demand, the Company’s future passenger traffic and yields, the airline industry pricing environment, increased costs for security, the cost and availability of aviation insurance coverage and war risk coverage, the general economic condition of the United States and other regions of the world, the price and availability of jet fuel, the war in Iraq, the possibility of additional terrorist attacks or the fear of such attacks, concerns about SARS, Avian flu or other influenza or contagious illnesses, labor strikes, work disruptions, labor negotiations both at other carriers and the Company, low cost carrier expansion, capacity decisions of other carriers, actions of the U.S. and foreign governments, foreign currency exchange rate fluctuations, inflation and other factors discussed herein. The Company also believes that the material risks and uncertainties that could affect us as we emerge from bankruptcy include, among others, that NWA Corp.’s actual financial results may vary significantly from the projections filed with the Bankruptcy Court, that our consolidated financial statements will reflect fresh-start accounting adjustments made upon emergence from bankruptcy, that financial information in our future financial statements will not be comparable to NWA Corp.’s financial information from prior periods.  Additional information with respect to these factors and other events that could cause differences between forward-looking statements and future actual results is contained in “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Form 10-Q for the quarter ended March 31, 2007, and “Item 1A. Risk Factors” in the Company’s 2006 Form 10-K.

Note 2 – Voluntary Reorganization Under Chapter 11

Bankruptcy Proceedings. On September 14, 2005, NWA Corp. and 12 of its direct and indirect subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York.  Subsequently, on September 30, 2005, NWA Aircraft Finance, Inc., an indirect subsidiary of NWA Corp., also filed a voluntary petition for relief under Chapter 11.  The Bankruptcy Court is jointly administering these cases under the caption “In re Northwest Airlines Corporation, et al., Case No. 05-17930 (ALG).”  The condensed consolidated financial statements shown herein include certain subsidiaries that did not file to reorganize under Chapter 11.  The assets and liabilities of these subsidiaries are not considered material to the condensed consolidated financial statements.

Plan of Reorganization.  On January 12, 2007, NWA Corp. and 13 of its direct and indirect subsidiaries, including Northwest, filed with the Bankruptcy Court the Debtors’ Joint and Consolidated Plan of Reorganization Under Chapter 11 of the Bankruptcy Code.  On January 12, 2007, the Bankruptcy Court granted the Company an extension until February 15, 2007 to file the related Disclosure Statement with respect to Debtors’ Joint and Consolidated Plan of Reorganization under Chapter 11 of the Bankruptcy Code (as subsequently amended, the “Disclosure Statement”).  Subsequently, on February 15, 2007, the Company filed its Disclosure Statement and the First Amended Joint and Consolidated Plan of Reorganization under Chapter 11 of the Bankruptcy Code (as subsequently amended, the “Plan” or “Plan of Reorganization”).

On March 2, 2007, the Company filed a motion with the Bankruptcy Court, requesting that its exclusivity period for filing a reorganization plan be extended to June 29, 2007.  On March 15, 2007, the Bankruptcy Court approved the extension of the Company’s exclusivity period.  During the exclusivity period only the Company can propose a reorganization plan.

The Plan provides for the treatment of claims of creditors, the implementation of agreements with key labor groups, lenders, and suppliers, as well as the raising of new equity capital by NWA Corp.  The Plan proposes to restructure the Company’s balance sheet through the elimination of all pre-petition unsecured debt.  In exchange for their allowed claims, unsecured creditors will receive Common Stock of the reorganized NWA Corp. and the right to purchase additional Common Stock in a rights offering. Because all unsecured creditor claims will not be satisfied in full, the pre-petition equity holders’ interests in NWA Corp.’s Common and Preferred Stock will be cancelled, and those holders will not receive a distribution.

On March 30, 2007, the Bankruptcy Court approved the adequacy of information in the Disclosure Statement and authorized the Company to send the Disclosure Statement, Plan, and ballots to creditors entitled to vote on the Plan.  The Disclosure Statement contains detailed information about the Plan, the Bankruptcy Court’s order approving the Disclosure Statement, notice of the time for filing acceptance or rejection of the Plan and timing of the hearing to consider confirmation of the Plan, the rights offering, financial projections and financial estimates regarding the Debtors’ reorganized business enterprise value. The information contained in the Disclosure Statement is subject to change, whether as a result of amendments to the Plan, actions of third parties or otherwise.  The deadline for voting on the Company’s Plan was May 7, 2007.  On May 9, 2007, the Company announced that 98.4 percent of the dollar amount of claims that voted and 96.9 percent of the airline’s creditors who voted, approved the Plan.  On May 18, 2007, the Bankruptcy Court entered an order approving and confirming the Debtors’ Plan of Reorganization.  The effective date of the Plan is anticipated to be on May 31, 2007.  However, the Debtors can make no assurance as to when, or ultimately if, the Plan will become effective.  It is also possible that additional technical amendments could be made to the Plan prior to effectiveness.

Equity Commitment Agreement.  On March 27, 2007, the Bankruptcy Court approved the Equity Commitment Agreement dated February 12, 2007 (“ECA”) among NWA Corp., together with Northwest, as guarantor, and JP Morgan Securities Inc. (“JP Morgan”), pursuant to which, among other things, JP Morgan will backstop the rights offering (the “Rights Offering”) to creditors of NWA Corp., Northwest and the Debtors.  The Company will raise a total of $750 million in new capital through the sale of 27,777,778 shares of new common stock pursuant to the Rights Offering and JP Morgan’s commitments under the ECA.

Plan Supplement.  On May 4, 2007, the Company filed with the Bankruptcy Court a supplement (the “Plan Supplement”) to the Plan.  In the Plan Supplement, the Debtors filed with the Bankruptcy Court copies of the Company’s proposed Amended Bylaws and Amended Certificate of Incorporation, a copy of the proposed Management Equity Plan, and a copy of the proposed stockholder rights plan, all of which are expected to be effective upon the Company’s emergence from Chapter 11.

Restructuring Goals.  The Company identified three major elements essential to transforming its business and has substantially completed the actions necessary to achieve its targeted business improvements.  The three major elements included:

•      Achieving approximately $2.4 billion in annual cost reductions, including both labor and non-labor costs;

•      Resizing and optimization of the Company’s fleet to better serve Northwest’s markets;

•      Restructuring and recapitalization of the Company’s balance sheet, including a targeted reduction in debt and lease obligations of approximately $4.2 billion, providing debt and equity levels consistent with long-term profitability.

The Company used the provisions of Chapter 11 and other changes implemented in its business to achieve its targeted restructuring improvements.  Outlined below is an overview of significant transactions related to labor and non-labor cost restructuring, fleet optimization, and the Company’s balance sheet restructuring efforts.

Labor Cost Restructuring.  The Company has ratified collective bargaining agreements (“CBAs”) or implemented contractual terms and conditions which collectively provide for approximately $1.4 billion in annual labor cost savings.  The Company has reached consensual agreement on CBAs with the Air Line Pilots Association (“ALPA”), the International Association of Machinists and Aerospace Workers (“IAM”), the Aircraft Technical Support Association (“ATSA”), the Transport Workers Union of America (“TWU”), and the Northwest Airlines Meteorologists Association (“NAMA”).  The agreements with ALPA, the IAM, ATSA, TWU, and NAMA were implemented on or before August 1, 2006.  Two rounds of salaried and management employee pay and benefit cuts have also been achieved and implemented.   In addition, the Company imposed contract terms on its technicians represented by the Aircraft Mechanics Fraternal Association (“AMFA”) in August 2005 and, under Section 1113(c) of the Bankruptcy Code, imposed contract terms on its flight attendants represented by the Association of Flight Attendants-Communication Workers of America (“AFA-CWA”) on July 31, 2006.  On November 6, 2006, the Company reached a ratified agreement with AMFA to end the labor dispute with the airline’s technicians.  The agreement maintains the necessary annual labor cost savings from AMFA-represented employees.

Section 1113(c) of the Bankruptcy Code permits a debtor to move to reject its CBAs if the debtor first satisfies a number of statutorily prescribed substantive and procedural prerequisites and obtains the Bankruptcy Court’s approval of the rejection or the expiration of the statutorily prescribed time period.  After bargaining in good faith and sharing relevant information with its unions, a debtor must make proposals to modify its existing CBAs based on the most complete and reliable information available at the time.  The proposed modifications must be necessary to permit the reorganization of a debtor and must provide that all the affected parties are treated fairly and equitably.  Ultimately, rejection of the CBAs is appropriate if the unions refuse to agree to a debtor’s necessary proposal “without good cause” and the Bankruptcy Court determines that the balance of the equities favors rejection.   In October 2005, the Company commenced Section 1113(c) proceedings with ALPA, the IAM and the Professional Flight Attendants Association (“PFAA”) and has subsequently reached consensual agreement with ALPA and the IAM.

With respect to the Company’s flight attendants, the Company reached a tentative agreement on a new contract with its flight attendants represented by the PFAA on March 1, 2006 (the “March TA”).  On June 6, 2006, the PFAA announced that the flight attendants failed to ratify the tentative agreement.  As a result of the flight attendants’ failure to ratify this agreement, the Company requested a ruling from the Bankruptcy Court on its Section 1113(c) motion to reject its existing flight attendant labor agreement and to permit the Company to impose new contract terms.  On June 29, 2006, the Bankruptcy Court granted the Company’s Section 1113(c) motion to reject its contract with the flight attendants and authorized the Company to implement the terms of the March TA; however, the Bankruptcy Court stayed implementation of the order until July 17, 2006.

Following the Bankruptcy Court’s June 29, 2006 ruling, the Company and the PFAA commenced negotiations to reach a new agreement.  On July 6, 2006, the Company’s flight attendants voted to change their union representation from the PFAA to the AFA-CWA.  Subsequently, the Company and the AFA-CWA continued negotiations to reach a new agreement, and on July 17, 2006, the parties announced that they reached a new tentative agreement (the “July TA”).  On July 31, 2006, the AFA-CWA announced that its members failed to approve the July TA.  As a result of the flight attendants’ failure to ratify the July TA, and in accordance with the Bankruptcy Court’s previous authorization, effective July 31, 2006 the Company implemented new contract terms and conditions for its flight attendants, consistent with the terms and conditions of the March TA.

On July 31, 2006, following the flight attendants’ failure to ratify a second proposed CBA and the Company’s subsequent imposition of new contract terms for the flight attendants, the AFA-CWA provided the Company with a 15-day notice of its intent to strike or engage in other work actions, including CHAOS (Create Havoc Around Our System).  In response, on August 1, 2006, the Company filed a motion with the Bankruptcy Court seeking to obtain an injunction against such activities.  The AFA-CWA subsequently extended the strike deadline by 10 days to August 25, 2006, in response to terrorist threats against air travel to and within the United States.  On August 17, 2006, the Bankruptcy Court denied the Company’s request for an injunction.  On August 18, 2006, the Company filed an appeal of the Bankruptcy Court’s decision with the United States District Court for the Southern District of New York (“U.S. District Court”). On August 25, 2006, the U.S. District Court issued an injunction pending appeal which temporarily prevented any work action by the AFA-CWA while the court considered the Company’s appeal.  The U.S. District Court reversed the Bankruptcy Court’s decision on September 15, 2006, and granted the Company’s request for a preliminary injunction to prevent a threatened strike or work action by the AFA-CWA.  Subsequently, the AFA-CWA appealed the U.S. District Court’s ruling to the U.S. Second Circuit Court of Appeals (the “Second Circuit”).  On March 29, 2007, the Second Circuit affirmed the grant of the preliminary injunction by the U.S. District Court.

On February 12, 2007, the AFA-CWA filed a motion with the Bankruptcy Court seeking reconsideration of the Bankruptcy Court’s decision to grant the Debtors’ Section 1113(c) motion to reject the Debtors’ CBA with the flight attendants. On April 13, 2007, the Bankruptcy Court issued a Memorandum of Opinion denying the AFA-CWA’s motion for relief from the order authorizing the Debtors to reject its CBA with the AFA-CWA.

On April 26, 2007, the Company announced that it reached a tentative contract agreement with the AFA-CWA.  On May 29, 2007, the AFA-CWA announced that the Company’s flight attendants ratified the new CBA which meets the required $195 million in annual cost savings and becomes amendable on December 31, 2011, concurrent with other ratified CBAs reached with the Company’s labor groups.

On April 18, 2007, the Company reached an agreement with the Section 1114 Retiree Committee to continue retiree healthcare benefits.  As part of the agreement, the Section 1114 Committee received an allowed unsecured claim of $120 million.  The proceeds from this claim are anticipated to be contributed to a Voluntary Employees Beneficiary Association Trust.  The Trust proceeds are expected to be used to fund a portion of the required retiree contributions under this proposed agreement.  This agreement was approved by the Bankruptcy Court on April 26, 2007.

On May 2, 2007, the Bankruptcy Court granted the joint motion of the Company, the IAM, and the IBT to treat the judgment in the Series C Litigation in the approximate amount of $277 million as an unsecured claim in the Company’s bankruptcy case.

Non-labor Cost Restructuring.  The Company continues to pursue reductions in non-labor costs consistent with its current target of $350 million in annual savings.  The Company expects to realize such savings through restructured agreements with our regional airline affiliates, reduction in properties and facilities costs, reduced fuel burn, lower distribution, insurance and interest costs and optimization of other contractual relationships.  The Company estimates it realized approximately $100 million of the targeted savings in 2006, with an additional $190 million expected to be realized in 2007 and the balance targeted to be realized during 2008.

Fleet Optimization.  The Company right-sized and re-optimized its fleet and network in conjunction with its restructured business plan.  The Company has also reached new agreements and affirmed existing arrangements on new aircraft as part of its fleet optimization.  The Company has affirmed its deliveries of Airbus A330 aircraft and now has one of the youngest transatlantic fleets in the industry.  The Company also affirmed its position as the North American service launch airline of the new Boeing 787 with deliveries beginning in August 2008, and has ordered 72 76-seat regional jets that will be introduced beginning in the second quarter of 2007.  The dual class regional jets are optimally sized for many domestic markets and will give the Company potential growth opportunities over time.  In addition, the Company has retired the DC10 and Avro RJ85 fleets and has accelerated the retirement of the Boeing 747-200 wide-body aircraft.

Balance Sheet Restructuring.  Under the Plan, the Company will reduce its total pre-petition debt by approximately $4.2 billion through the elimination of unsecured debt and restructuring of aircraft and other secured obligations.  Additionally, the Company refinanced its Bank Term Loan with the DIP/Exit financing facility, providing a significant interest expense savings.  The aircraft restructurings will result in an estimated $400 million reduction in ownership costs including interest, rent and depreciation expense.  The elimination of the unsecured debt will drive an additional interest expense reduction of approximately $150 million annually.

Airlink Operations.  On January 11, 2007, the Bankruptcy Court approved the Amended Pinnacle ASA between the Company and Pinnacle Airlines.  The Amended Pinnacle ASA provides that Pinnacle will continue to be a long-term partner of Northwest through at least 2017.  In addition to reaching terms on an amended airline services agreement, Northwest granted Pinnacle an allowed general unsecured claim of $377.5 million for full and final satisfaction of any and all claims filed against the Debtors, which resulted in an incremental charge to reorganization expense of $306.7 million during the first quarter of 2007.  The Amended Pinnacle ASA and related agreements provide Northwest with, among other things, certainty of Pinnacle Airlines’ performance at rates consistent with Northwest’s cost savings targets and resolution of the Pinnacle Airlines claims.

On January 22, 2007, the Debtors entered into a Stock Purchase and Reorganization Agreement with Mesaba under which the Debtors agreed to purchase all of the equity interests in Mesaba following its reorganization under Chapter 11 and granted the Mesaba estate a general unsecured claim of $145 million for full and final satisfaction of any and all claims filed against the Debtors.  The Debtors also agreed to resolve all outstanding claims with Mesaba’s parent, MAIR Holdings, Inc. (“MAIR”) and to sell MAIR all of Northwest’s stock in MAIR.  Mesaba filed its plan of reorganization (the “Mesaba Plan”) and its disclosure statement with respect to the Mesaba Plan (the “Mesaba Disclosure Statement”) with the United States Bankruptcy Court for the District of Minnesota on January 22, 2007 and January 24, 2007, respectively.  The Mesaba Plan was confirmed on April 10, 2007.  In conjunction with the consummation of Mesaba’s Plan, Mesaba was acquired by Northwest Airlines on April 24, 2007 and became a wholly-owned consolidated subsidiary.

General Bankruptcy Matters.  As required by the Bankruptcy Code, the United States Trustee for the Southern District of New York appointed on September 30, 2005 an Official Committee of Unsecured Creditors (the “Creditors’ Committee”).  The Creditors’ Committee and its legal representatives have a right to be heard on all matters that come before the Bankruptcy Court concerning the reorganization.

With the exception of the Company’s non-debtor subsidiaries, the Company continues to operate its business as “debtor-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and applicable court orders.  In general, as debtor-in-possession, the Company is authorized under Chapter 11 to continue to operate as an ongoing business, but may not engage in transactions outside the ordinary course of business without the prior approval of the Bankruptcy Court.  In conjunction with the commencement of the Chapter 11 case, the Debtors obtained several orders from the Bankruptcy Court that were intended to enable the Debtors to operate in the normal course of business during the Chapter 11 case.  The most significant of these orders (i) authorize the Company to honor pre-petition obligations to customers, (ii) authorize the Company to honor obligations to employees for pre-petition employee salaries, wages, incentive compensation and benefits, and (iii) permit the Debtors to operate their consolidated cash management system during the Chapter 11 case in substantially the same manner as it was operated prior to the commencement of the Chapter 11 case.

The bankruptcy filing triggered defaults on substantially all the Company’s debt and lease obligations.  Under Section 362 of the Bankruptcy Code, the filing of a bankruptcy petition automatically stays most actions against a debtor, including most actions to collect pre-petition indebtedness or to exercise control over the property of a debtor’s estate.  Absent an order of the Bankruptcy Court, substantially all pre-petition liabilities are subject to settlement under the Plan of Reorganization.

The Debtors have recorded liability amounts for the claims that can be reasonably estimated and which we believe are probable of being allowed by the Bankruptcy Court and we have classified these as liabilities subject to compromise in the condensed consolidated balance sheets.  See “Note 4 — Liabilities Subject to Compromise” for additional information.  The Company expects that additional liabilities subject to compromise will arise in the future as a result of damage claims resulting from the rejection of certain executory contracts and unexpired leases by the Debtors.  However, the Company expects that the assumption of certain executory contracts and unexpired leases may convert liabilities subject to compromise to liabilities not subject to compromise.  In addition, other claims may be recorded as a result of the Debtors claims resolution process.

Appointment of New Board of Directors.  On April 20, 2007, the Company announced the 12 individuals who will serve on its board of directors upon its emergence from bankruptcy.  The new board will be composed of the following individuals: Roy Bostock (who will serve as Chairman), David Brandon, Mike Durham, John Engler, Mickey Foret, Robert Friedman, Doris Kearns Goodwin, Jeffrey Katz, James Postl, Rodney Slater, Douglas Steenland, and William Zoller.  The current board will continue to serve until the reorganization is completed.

Securities Trading Matters.  On October 28, 2005, and April 12, 2007, the Bankruptcy Court entered orders that restrict the trading of the Common Stock and debt interests in the Company.  The purpose of these orders is to ensure that the Company does not lose the benefit of its net operating loss carryforwards (“NOLs”) for tax purposes.  Under federal and state income tax law, NOLs can be used to offset future taxable income, and thus are a valuable asset of the Debtors’ estate.  Certain trading in the Company’s stock (or debt when the Company is in bankruptcy) could adversely affect the Company’s ability to use the NOLs.  Thus, the Company obtained orders that enable it to closely monitor certain transfers of stock and claims and restrict those transfers that may compromise the Company’s ability to use its NOLs.

The Company’s Common Stock ceased trading on the NASDAQ stock market on September 26, 2005 and now trades in the “over-the-counter” market under the symbol NWACQ.PK.  However, under the Company’s Plan, no value is ascribed to the Company’s outstanding Common Stock, Preferred Stock or other equity securities.  Upon the effective date of the Plan, the outstanding Common and Preferred Stock of the Company will be cancelled for no consideration and therefore the Company’s stockholders will no longer have any interest as stockholders in the Company by virtue of their ownership of the Company’s Common or Preferred Stock prior to emergence from bankruptcy.

The New York Stock Exchange (the “NYSE”) advised the Company on September 15, 2005 that trading in Northwest’s 10.5% Class D Pass Through Certificates, Series 2003-1 due April 1, 2009, ticker symbol NWB RP09, as well as the 9.5% Senior Quarterly Interest Bonds due August 15, 2039 (QUIBS), ticker symbol NWB, was suspended.  The QUIBS can still be traded on the “over-the-counter” market under the symbol NWBBQ.PK; however, the Company is no longer accruing or paying interest.

On May 7, 2007, the Company announced that it had filed an application with the NYSE to list its new common stock to be issued in connection with the consummation of its Plan.  On May 16, 2007, the Company’s application for listing on the NYSE was authorized. Upon emergence from Bankruptcy on May 31, 2007, the Company expects that its newly-issued common stock will begin regular-way trading on the NYSE under the symbol “NWA.”

Request for Equity Committee.  On or about November 22, 2006, certain equity holders of the Debtors requested, by letter, that the United States Trustee appoint a committee of equity security holders.  By letters dated December 26, 2006, the United States Trustee denied this request.  On January 11, 2007, an ad hoc committee of equity security holders filed a motion in the Bankruptcy Court seeking to compel the United States Trustee to appoint an equity committee.  On February 28, 2007, the equity holders withdrew their request to appoint an equity committee.  Subsequently, they sought the appointment of an examiner to investigate the Company’s plans regarding industry consolidation.  On March 27, 2007, the Bankruptcy Court ordered the appointment of an examiner pursuant to Section 1104(c) of the Bankruptcy Code.  The Bankruptcy Court stated that there is no evidence that an examiner is needed because the Debtors have done something wrong or that there is probable cause that they have done so.  Rather, the examiner was appointed because the Bankruptcy Court interpreted the language of Section 1104(c) of the Bankruptcy Code to provide that appointment of an examiner is mandatory in large cases.  The examiner’s duties will be limited to determining whether the Debtors, including their professionals, have used customary and appropriate processes and procedures to value their assets and businesses for purposes of Section 1129(b) of the Bankruptcy Code or, on the contrary, have employed improper processes and procedures in order to arrive at a materially reduced valuation of their assets and businesses for purposes of Section 1129 of the Bankruptcy Code.  Further, the Bankruptcy Court emphasized that the examiner must complete its duties within the time already scheduled by the Bankruptcy Court.  On May 14, 2007, the examiner filed the report under seal pursuant to terms of an order by the Bankruptcy Court.  Subsequently, on May 17, 2007, the examiner filed a version of the report redacting confidential information.

On May 14, 2007, the Debtors reached an agreement with an ad hoc committee of equity security holders, which settled all of the shareholder group’s objections to confirmation of the Plan.  In exchange for the agreement to withdraw all objections to the Plan the Debtors will pay up to $5 million in fees and expenses incurred by the group.  This settlement was approved by the Bankruptcy Court on May 16, 2007.

Note 3 – Reorganization Related Items

The condensed consolidated financial statements have been prepared in accordance with SOP 90-7 and on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of post-petition liabilities in the ordinary course of business.  In accordance with SOP 90-7, the financial statements for the periods presented distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the Company.

Reorganization items recorded during the month ended April 30, 2007, consisted primarily of charges associated with the Company’s rejection of aircraft and final claim adjustment related to the rejection of a facility lease, partially offset by restructured aircraft leases.  Reorganization items also included professional fees and a net gain related to the sale of DC10-30 engines.  Aircraft rejection charges are non-cash costs that include the estimated allowable claims, net of gains on the sale and/or settlement of residual value guarantees, resulting from the Company’s rejection of certain aircraft leases and/or return of aircraft as part of the bankruptcy process.  These claims remain subject to future adjustments arising from negotiated settlements, actions of the Bankruptcy Court, the determination as to the value of any collateral securing claims, proofs of claim or other events.  The charges for professional fees include only those professional fees related to the bankruptcy process.  The charges for restructuring aircraft leases/debt are primarily non-cash costs that include the estimated claims resulting from the Company’s renegotiation of certain aircraft obligations.

Net reorganization items, as shown on the Condensed Consolidated Statement of Operations, consist of the following:

(in millions)	Month ended April 30, 2007
Aircraft rejection charges, net	$59
Facility lease rejection	26
Professional fees	7
Restructured aircraft lease/debt charges	(49)
Asset sale	(3)
Other	-
Total reorganization expenses, net	$40

Note 4 – Liabilities Subject to Compromise

The Debtors have endeavored to notify all of their known or potential creditors whose claims are subject to the Chapter 11 case.  Subject to certain exceptions under the Bankruptcy Code, the Chapter 11 filings automatically stayed the continuation of any judicial or administrative proceedings or other actions against the Debtors or their property to recover on, collect or secure a claim arising prior to the time of filing on September 14, 2005.  The deadline for creditors to file proofs of claim with the Bankruptcy Court (the “Bar Date”) was August 16, 2006.  A proof of claim arising from the rejection of an executory contract must be filed the later of the Bar Date or 30 days from the effective date of the authorized rejection.  As of March 31, 2007, the dollar amount of all claims filed against the Debtors, as reflected on the claims register, totaled approximately $131 billion.  Differences in amount between claims filed by creditors and liabilities shown in our records continue to be investigated and resolved in connection with our claims resolution process. The Debtors believe that many of these claims are subject to objection as being duplicative, overstated, based upon contingencies that have not occurred, or because they otherwise do not state a valid claim.  The foregoing amount does not include claims that were filed without a specified dollar amount, referred to as unliquidated claims, and claims that were filed after the Bar Date.  While significant progress has been made to date, the Debtors are still in the process of resolving claims in accordance with the claims resolution procedures approved by the Court; however, completion of this process will likely occur well after confirmation of the Debtors’ Plan.  The Debtors believe that the aggregate dollar amount of unsecured claims currently appearing on the claims register far exceeds the total dollar amount of unsecured claims that will ultimately be allowed against the Debtors in the cases.  Although the ultimate dollar amount of such claims is not known at this time, the Debtors estimate that the amount of unsecured claims will be in the range of $8.2 billion to $8.8 billion.  This estimate is subject to significant uncertainties relating to the resolution of various claims, including the resolution of contingent and unliquidated claims such as litigation.  As a result, there can be no assurance that the ultimate amount of such allowed claims will not exceed $8.8 billion.

Liabilities subject to compromise refers to both secured and unsecured obligations that will be accounted for under a plan of reorganization, including claims incurred prior to the Petition Date.  These liabilities represent the estimated amount expected to be allowed on known or potential claims to be resolved through the Chapter 11 process, and remain subject to future adjustments arising from negotiated settlements, actions of the Bankruptcy Court, rejection of executory contracts and unexpired leases, the determination as to the value of any collateral securing claims, proofs of claim, or other events.  Liabilities subject to compromise also includes certain items that may be assumed under the Debtors’ Plan.  At April 30, 2007, the Company had liabilities subject to compromise of $13.6 billion, consisting of the following (in millions):

Debt, including accrued interest	$4,275
Pension, postretirement and other employee related expenses	3,896
Aircraft-related accruals, deferrals, and claims	2,969
Capital lease obligations, including accrued interest	238
Accounts payable and other liabilities	2,195
Total liabilities subject to compromise	$13,573

Subsequent to its Chapter 11 filing, the Company recorded post-petition interest expense on pre-petition obligations only to the extent it believes the interest will be paid during the bankruptcy proceeding or that it is probable that the interest will be an allowed claim.  Had the Company recorded interest expense based on its pre-petition contractual obligations, interest expense would have increased by $9.1 million during the month ended April 30, 2007.

In addition to the $13.6 billion of liabilities subject to compromise itemized above, the Company’s $275 million of Preferred Redeemable Stock is also subject to compromise.  This preferred security is not presented as a liability on the Company’s Condensed Consolidated Balance Sheet due to its conversion features, as required by the provisions of SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.

Note 5 – Taxes and Insurance

All post-petition tax obligations have been fully paid to the proper taxing authorities when due for the current month.  Additionally, all insurance premiums have been fully paid to the proper insurance company or broker when due during the current month, and all insurance policies are in force as of April 30, 2007.

NORTHWEST AIRLINES CORPORATION
(DEBTOR-IN-POSSESSION)
Detail of Disbursements By Filing Debtor Entity
for the month ended April 30, 2007

(Unaudited, in thousands)

Debtor Name	Case Number	Disbursement Total	Notes

NWA Fuel Services Corporation	05-17925(alg)	$28,034
Northwest Aerospace Training Corporation	05-17944(alg)	-
Northwest Airlines Holdings Corporation	05-17938(alg)	49
NWA Inc.	05-17940(alg)	23
Northwest Airlines, Inc.	05-17933(alg)	1,283,603	(1)
MLT Inc.	05-17948(alg)	48,262
Northwest Airlines Corporation	05-17930(alg)	-	(2)
NWA Retail Sales Inc.	05-17950(alg)	53	(2)
Montana Enterprises, Inc.	05-17952(alg)	-	(3)
NW Red Baron LLC	05-17953(alg)	-	(3)
Compass Airlines, Inc.	05-17949(alg)	746	(4)
Aircraft Foreign Sales, Inc.	05-17955(alg)	-	(3)
NWA Worldclub, Inc.	05-17956(alg)	-	(3)
NWA Aircraft Finance, Inc.	05-19287(alg)	-	(2)(5)

	Total	$1,360,770

(1)   Excludes certain operating expenditures mainly at foreign stations and related primarily to customer travel.  In relation to the level of monthly disbursements, these are de minimis.  Inclusion of such amounts would not change the quarterly fee, as the amount excluding such activity for the associated debtor already exceeds the maximum threshold amount.

(2)   Company with irregular monthly disbursements.

(3)   Inactive company - no activity.

(4)   Formerly known as Northwest Airlines Cargo, Inc.

(5)   Company filed for bankruptcy on September 30, 2005.

Schedule 1

NORTHWEST AIRLINES CORPORATION

(DEBTOR-IN-POSSESSION)

for the month ended April 30, 2007

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
(Unaudited, in millions)	Total Debtor Companies Net of Eliminations	Total Non-Debtor Companies	Debtor to Non-Debtor Eliminations	Northwest Airlines Corporation Consolidated
Operating Revenues
Passenger	$770	$-	$-	$770
Regional carrier revenues	112	-	-	112
Cargo	65	-	-	65
Other	53	6	(5)	54
Total operating revenues	1,000	6	(5)	1,001

Operating Expenses
Aircraft fuel and taxes	268	-	-	268
Salaries, wages and benefits	191	-	-	191
Aircraft maintenance materials and repairs	57	-	-	57
Selling and marketing	65	-	-	65
Other rentals and landing fees	48	-	(1)	47
Depreciation and amortization	41	1	-	42
Aircraft rentals	36	-	(4)	32
Regional carrier expenses	75	-	-	75
Other	143	1	-	144
Total operating expenses	924	2	(5)	921

Operating Income (Loss)	76	4	-	80

Other Income (Expense)
Interest expense, net	(42)	(1)	-	(43)
Investment income	12	1	-	13
Reorganization items, net	(40)	-	-	(40)
Other, net	2	(10)	6	(2)
Total other income (expense)	(68)	(10)	6	(72)

Income (Loss) Before Income Taxes	8	(6)	6	8

Income tax expense (benefit)	-	-	-	-
Net Income (Loss)	$8	$(6)	$6	$8

Schedule 2

NORTHWEST AIRLINES CORPORATION

(DEBTOR-IN-POSSESSION)

as of April 30, 2007

CONDENSED CONSOLIDATING BALANCE SHEETS
(Unaudited, in millions)	Total Debtor Companies Net of Eliminations	Total Non-Debtor Companies	Debtor to Non-Debtor Eliminations	Northwest Airlines Corporation Consolidated
Assets

Current Assets
Cash and cash equivalents	$1,803	$47	$-	$1,850
Unrestricted short-term investments	624	-	-	624
Restricted cash, cash equivalents, and
short-term investments	480	23	-	503
Accounts receivable, net	610	23	-	633
Flight equipment spare parts, net	100	6	-	106
Prepaid expenses and other	19	387	-	406
Total current assets	3,636	486	-	4,122

Property and Equipment
Flight equipment, net	7,712	283	-	7,995
Other property and equipment, net	534	42	-	576
Total property and equipment	8,246	325	-	8,571

Flight Equipment Under Capital Leases, net	12	-	-	12

Other Assets
International routes	634	-	-	634
Investments in affiliated companies	534	-	(511)	23
Other	526	(28)	-	498
Total other assets	1,694	(28)	(511)	1,155
Total Assets	$13,588	$783	$(511)	$13,860

Liabilities and Stockholders’ Equity (Deficit)

Current Liabilities
Air traffic liability	$1,927	$-	$-	$1,927
Accounts payable and other liabilities	1,479	72	-	1,551
Current maturities of long-term debt	201	24	-	225
Total current liabilities	3,607	96	-	3,703

Long-Term Debt	4,123	179	-	4,302

Deferred Credits and Other Liabilities
Long-term pension and postretirement health care benefits	88	-	-	88
Other	170	6	15	191
Total deferred credits and other liabilities	258	6	15	279

Liabilities Subject to Compromise	13,597	-	(24)	13,573

Preferred Redeemable Stock Subject to Compromise	275	-	-	275

Common Stockholders’ Equity (Deficit)
Common stock	1	14	(14)	1
Additional paid-in capital	1,507	152	(152)	1,507
Accumulated deficit	(7,668)	355	(355)	(7,668)
Accumulated other comprehensive income (loss)	(1,099)	(3)	3	(1,099)
Treasury stock	(1,013)	(16)	16	(1,013)
Total common stockholders’ equity (deficit)	(8,272)	502	(502)	(8,272)
Total Liabilities and Stockholders’ Equity (Deficit)	$13,588	$783	$(511)	$13,860

Schedule 3

NORTHWEST AIRLINES CORPORATION

(DEBTOR-IN-POSSESSION)

for the month ended April 30, 2007

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
(Unaudited, in millions)	Total Debtor Companies Net of Eliminations	Total Non-Debtor Companies	Debtor to Non-Debtor Eliminations	Northwest Airlines Corporation Consolidated
Cash Flows from Operating Activities
Net income (loss)	$8	$(6)	$6	$8
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	41	1	-	42
Pension and other postretirement benefit contributions less than expense	4	-	-	4
Long-term vendor deposits/holdbacks	(5)	-	-	(5)
Reorganization items, net	40	-	-	40
Increase (decrease) in cash flows from operating assets and liabilities, excluding the effect of the acquisition of Mesaba Aviation, Inc.:
Changes in certain assets and liabilities	45	8	-	53
Other, net	8	(3)	(6)	(1)
Net cash provided by (used in) operating activities	141	-	-	141

Cash Flows from Reorganization Activities
Net cash provided by (used in) reorganization activities	(4)	-	-	(4)

Cash Flows from Investing Activities
Capital expenditures	(180)	-	-	(180)
Proceeds from sales of short-term investments	4	-	-	4
Decrease (increase) in restricted cash, cash equivalents and short-term investments	24	-	-	24
Cash and cash equivalents acquired in acquisition of Mesaba Aviation, Inc.	-	16	-	16
Other, net	1	-	-	1
Net cash provided by (used in) investing activities	(151)	16	-	(135)

Cash Flows from Financing Activities
Proceeds from long-term debt	87	-	-	87
Payments of long-term debt	(39)	-	-	(39)
Other, net	-	-	-	-
Net cash provided by (used in) financing activities	48	-	-	48

Increase (Decrease) in Cash and Cash Equivalents	34	16	-	50

Cash and cash equivalents at beginning of period	1,769	31	-	1,800
Cash and cash equivalents at end of period	$1,803	$47	$-	$1,850

Cash and cash equivalents and unrestricted short-term investments at end of period	$2,427	$47	$-	$2,474

Schedule 4

NORTHWEST AIRLINES CORPORATION

(DEBTOR-IN-POSSESSION)

Schedule of Payments to Ordinary Course Professionals

for the month ended April 30, 2007

Ordinary Course Professional	Amount Due for Services Rendered for the month ended April 30, 2007	Amount Due for Services Rendered Case to Date	Amount Paid to Firm during the month ended April 30, 2007	Amount Paid to Firm Case to Date
A&S Associate	$-	$-	$-	$-
Adduci, Mastriani & Schaumberg	15,000	46,512	-	-
Alan S. Tilles. Esq./Shulman, Rogers, Gandal, Pordy & Ecker, P.A.	43	19,950	680	19,577
Alfredo Sanchez Navarro	-	-	-	-
American Appraisal Associates, Inc	-	47,411	-	47,411
Anagnostopoulos, Bazinas, Fifis	-	-	-	-
APA Law Office	-	-	-	-
ApplEcon, LLC	-	33,273	-	-
Arvode	-	24,977	8,536	24,977
Axley Brynelson, LLP	-	6,967	-	6,967
Baker & Hostetler LLP	-	11,309	-	11,309
Baker & McKenzie	-	68,216	-	68,216
Baker Botts	-	172,495	1,144	172,191
Baker, Donelson, Bearman, Caldwell & Berkowitz	-	219,180	1,128	219,180
Barger & Wolen LLP	-	8,701	-	8,701
Barnes & Thornburg	-	155	-	155
Barrosa & Porciuncula Law Office	-	-	-	-
Barry Hirsch, Ph.D.	-	-	-	-
Basham, Ringe y Correa, S.C.	3,000	95,280	6,590	92,280
Beck & Tysver	-	5,762	-	5,762
Bersenas Jacobsen Chouest Thomson Blackburn LLP	-	4,318	-	4,318
Bingham McCutchen LLP	1,000	16,370	606	13,294
Blank Rome LLP	-	11,607	-	11,607
Bleakley Platt & Schmidt, LLP	16,860	56,309	19,957	30,319
Bonner & Borhart, LLP	13,583	267,020	16,109	253,437
Brief, Justice, Carmen & Kleiman LLP	-	4,938	-	4,938
Briggs & Morgan	30,000	1,206,080	168,864	815,505
Bryan Cave Strategies	-	313,508	-	313,508
Buchman Law Firm, LLP	-	838	-	838
Capitol Hill Strategies, LLC	15,048	90,144	15,032	75,096
Capitol Tax Partners	15,232	293,232	15,000	278,000
Cassels Brock & Blackwell LLP	-	103	-	103
Cathy Abernathy Consultants	15,000	297,172	30,000	282,172
Cauthen Forbes & Williams	5,000	97,667	10,000	92,667
Cesar A. Ordonez Rodriguez	-	23,371	-	23,371
Clark & Company	-	10,377	-	10,377
Clark & Knasel, P.C.	-	408	-	408
Condon & Forsyth LLP	-	8,993	-	8,017
CRA International, Inc.	21,269	483,069	208,677	389,445
Crowell & Moring	-	57,277	-	57,277
D L Rothberg & Associates, PC	-	4,245	-	4,245
Daugherty, Fowler, Peregrin & Haught	40,000	629,958	135,265	507,411
David Fernandez/Ramirez	-	224	-	-
Fernandez S.C.

(1)  Amounts in excess of the Court ordered average $50,000 per month fee cap shall be subject to the prior approval of the Court in accordance with sections 330 and 331 of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the Local Bankruptcy Rules for the Southern District of New York, orders of this Court, and the Fee Guidelines promulgated by the Executive Office of the United States Trustee.

Schedule 4

NORTHWEST AIRLINES CORPORATION

(DEBTOR-IN-POSSESSION)

Schedule of Payments to Ordinary Course Professionals

for the month ended April 30, 2007

	Amount Due for			Amount Paid to
	Services Rendered for		Amount Due for	Firm during the
	the month ended		Services Rendered	month ended	Amount Paid to Firm
Ordinary Course Professional	April 30, 2007		Case to Date	April 30, 2007	Case to Date
David Keltie Associates	$-		$-	$-	$-
Davis, Wright, Tremaine LLP	-		28,276	-	12,660
Deacons	-		9,294	-	8,369
Dechert LLP	-		568	-	568
Deloitte & Touche	80,000	(1)	1,314,894	308,168	925,909
Dharmniti Auditing Co., Ltd	-		-	-	-
Dickinson, Wright PLLC	1,500		91,242	1,872	52,368
Domnern, Somgiat Boonma	-		-	-	-
Dr. Zanick/Park Nicollet Airport Clinic	35,417		691,806	28,333	596,778
Drinker Biddle	-		-	-	-
Ducharme, McMillen & Associates	-		538,798	-	438,075
Dudley Topper	-		187	-	187
Dundas & Wilson CS LLP	-		7,285	-	7,285
Econ One	-		21,378	-	-
Elmendorf Strategies, LLC	15,000		75,000	15,000	60,000
Eric Johnson	4,000		78,658	4,000	74,658
Erin Kelly	7,871		51,941	4,242	47,849
Farris, Mathews, Branan, Bobango, Hellen & Dunlap PLC	-		-	-	-
Fasken, Martineau, DuMoulin LLP	1,200		46,683	1,142	41,566
Fierce Isakowitz & Blalock	20,293		385,155	20,192	364,862
Fisher & Phillips LLP	-		-	-	-
Foley Hoag LLP	-		4,193	-	4,193
Follosco Morallos & Herce	-		2,024	-	2,024
Ford & Harrison	-		-	-	-
Fredrikson & Byron	4,726		156,543	3,231	148,092
Fried, Frank, Harris, Shriver & Jacobson	-		-	-	-
Friedman, Suder & Cooke	-		-	-	-
Bernard Haberman	1,201		2,599	-	1,298
Fujikura Clinic	-		-	-	-
Gale Rubenstein/Goodmans LLP	-		11,187	-	11,187
George C. J. Moore	-		2,171	-	2,171
Goldfarb & Lipman	1,065		9,843	-	8,020
Goldman Antonetti & Cordova, P.S.C.	-		5,383	3,908	3,908
Grant Thornton LLP	-		16,381	-	16,381
Greenberg Traurig, LLP	51,862	(1)	146,194	-	2,829
Halleland, Lewis, Nilan, Sipkins and Johnson	3,000		61,238	3,912	57,143
Healthy Medicine Society	-		-	-	-
Hocker Rueb Doeleman	-		1,506	-	1,506
Holland & Hart LLP	-		259	-	259
Honigman, Miller, Schwartz & Cohn	5,000		302,092	17,540	291,834
Hudson Global Resources	-		14,544	-	14,544
Hughes, Hubbard & Reed LLP	60,000	(1)	682,541	165,189	251,717
Icaza, Gonzalez-Ruiz Aleman	-		2,774	-	2,774
Inoue Public Relations, Inc.	16,011		198,028	11,354	182,017

(1)  Amounts in excess of the Court ordered average $50,000 per month fee cap shall be subject to the prior approval of the Court in accordance with sections 330 and 331 of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the Local Bankruptcy Rules for the Southern District of New York, orders of this Court, and the Fee Guidelines promulgated by the Executive Office of the United States Trustee.

Schedule 4

NORTHWEST AIRLINES CORPORATION

(DEBTOR-IN-POSSESSION)

Schedule of Payments to Ordinary Course Professionals

for the month ended April 30, 2007

	Amount Due for			Amount Paid to
	Services Rendered for		Amount Due for	Firm during the
	the month ended		Services Rendered	month ended	Amount Paid to Firm
Ordinary Course Professional	April 30, 2007		Case to Date	April 30, 2007	Case to Date
Ion Global Hong Kong	$-		$-	$-	$-
ITA, LLC	-		-	-	-
Jackson & Kelly PLLC	-		21,005	-	21,005
Jackson, Lewis LLP	2,000		54,674	6,625	50,885
Jacob & Weingarten	-		10,874	-	10,874
James Ashe-Taylor/Gibson, Dunn & Crutcher LLP	15,000		423,604	-	354,462
James M. Pelland, PLLC	350		10,104	2,135	6,651
James Gillula, Ph.D./Global Insight	-		-	-	-
Jefferson Wells International, Inc	-		28,770	-	28,770
Jenkens & Gilchrist	-		1,397	-	1,397
Jerry W. Blackwell, Esq/Blackwell Burke P.A.	8,564		92,040	7,902	78,474
Jessika Li-Juan Ko	7,000		87,969	15,280	80,969
Jockman Linguistic Services	-		-	-	-
John Holden	2,719		61,249	1,294	58,530
John Trerotola	7,463		127,440	6,175	119,978
Jorge de Regil/Baker & McKenzie	-		-	-	-
Jun He Law Offices	-		11,590	338	11,590
Kate Rios	-		48,479	-	48,479
Kaufman & Canoles	-		2,554	-	2,554
Kenney & Markowitz	-		553	-	553
Kiesewetter, Wise, Kaplan, Schwimmer & Prather, PLC	-		1,327	-	1,327
Kilpatrick Stockton LLP	-		6,950	-	6,950
Kim & Chang	-		40,397	11,272	40,397
King & Spalding	-		444,660	-	438,517
Kirkland & Ellis LLP	-		158,761	3,869	139,680
KPMG	15,000		549,510	13,260	485,305
Kroll (K.A. de Mexico)	-		6,099	-	6,099
Larson Allen	2,000		41,574	5,767	39,574
Larson King, LLP	186		8,574	1,059	5,278
Lavery, DeBilly, LLP	2,205		4,910	-	2,084
Lee and Li	-		2,026	-	2,026
Leonard, Street and Deinard	55,259	(1)	478,260	6,408	263,775
Leslie Loew-Blosser, Esq	-		14,879	-	14,879
Lewis, Fisher, Henderson, Claxton & Mulroy, LLP	-		7,548	891	4,877
Littler Mendelson, P.C.	2,000		46,529	15,822	43,827
Lommen Nelson Law Firm	-		6,378	610	6,378
Low Yeap Toh & Goon	-		-	-	-
Loyens & Loeff	-		2,073	-	2,073
Luis Arguelles	-		-	-	-
Marr Hipp Jones & Wang, LLLP	-		1,453	-	1,453
Masaaki Hasegawa	-		-	-	-
Maxwell & Milder	-		45,333	-	45,333
Maymi, Rivera & Rotger, P.S.C.	-		5,769	-	5,769
McDermott Will & Emery LLP	1,000		6,391	1,191	1,191

(1)  Amounts in excess of the Court ordered average $50,000 per month fee cap shall be subject to the prior approval of the Court in accordance with sections 330 and 331 of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the Local Bankruptcy Rules for the Southern District of New York, orders of this Court, and the Fee Guidelines promulgated by the Executive Office of the United States Trustee.

Schedule 4

NORTHWEST AIRLINES CORPORATION

(DEBTOR-IN-POSSESSION)

Schedule of Payments to Ordinary Course Professionals

for the month ended April 30, 2007

	Amount Due for			Amount Paid to
	Services Rendered for		Amount Due for	Firm during the
	the month ended		Services Rendered	month ended	Amount Paid to Firm
Ordinary Course Professional	April 30, 2007		Case to Date	April 30, 2007	Case to Date
McKenna Long & Aldridge LLP	$1,500		$11,209	$-	$6,669
McKool Smith	-		1,137	-	1,137
Mercer	-		40,993	-	40,993
Michael A. Freeman, Attorney at Law	-		850	-	850
Michael E. Korens, Esq	2,800		20,425	2,200	14,825
Michael L. Wachter, Ph.D.	-		3,600	-	3,600
Miller, Canfield, Paddock & Stone	-		503	-	503
Miller Thomson Pouliot LLP	-		531	-	531
MindShare Japan	-		-	-	-
Morrison, Cohen, Singer & Weinstein	-		1,040	-	1,040
Muchmore Harrington Smalley & Associates	-		-	-	-
Nagashima Ohno & Tsunematsu	5,000		393,231	8,348	373,245
New-Tech International	-		3,715	-	3,715
Nielsen, Merksamer, Parrinello, Mueller & Naylor LLP	-		-	-	-
Nixon Peabody LLP	-		-	-	-
Nutter, McClennen & Fish	-		12,463	1,024	12,463
Ogletree, Deakins, Nash, Smoak & Stewart PC	10,700		446,335	109,908	375,749
Oglivy & Mather Japan	-		-	-	-
O’Keefe Lyons & Hynes, LLC	-		15,833	-	15,833
O’Melveny & Myers LLP	150,000	(1)	2,101,840	990,695	1,500,170
ORC Worldwide	-		24,770	-	24,770
Orrick, Herrington & Sutcliffe, LLP	-		1,656	-	1,656
Osborn Maledon, P.A.	-		-	-	-
Packer Engineering, Inc.	200		37,598	-	33,163
Patrick Mirandah Co.	-		2,124	-	2,124
Paula Forbes	-		11,983	-	11,983
Perkins Coie	-		16,574	-	16,574
Piper Rudnick LLP	2,462		266,807	2,188	264,298
Poblandor Bautista & Reyes Law Offices	-		15,042	-	15,042
Preston, Gates & Ellis	-		-	-	-
PriceWaterhouseCoopers	-		-	-	-
Proskauer Rose LLP	4,000		229,807	1,038	215,571
Quarles & Brady LLP	3,000		122,045	3,000	116,045
Quisumbing Torres	-		14,316	-	14,316
Real Estate Analysis Corporation	-		18,400	-	18,400
Richard Hohlt & Associates	-		20,000	-	20,000
Richards, Layton & Finger	9,586		19,953	753	10,367
Riches, McKenzie & Herbert	-		3,671	-	3,023
Rinku Town Clinic	-		-	-	-
Robbins, Russell, Englert, Orseck & Untereir LLP	-		11,000	-	11,000
Robert Brodin	40,000		781,333	32,000	703,733
Roberta Herbst	1,008		34,578	-	32,627
Ronald Jerich & Associates	6,000		72,667	6,000	72,667
Ryan & Company	-		-	-	-

(1)  Amounts in excess of the Court ordered average $50,000 per month fee cap shall be subject to the prior approval of the Court in accordance with sections 330 and 331 of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the Local Bankruptcy Rules for the Southern District of New York, orders of this Court, and the Fee Guidelines promulgated by the Executive Office of the United States Trustee.

Schedule 4

NORTHWEST AIRLINES CORPORATION

(DEBTOR-IN-POSSESSION)

Schedule of Payments to Ordinary Course Professionals

for the month ended April 30, 2007

	Amount Due for		Amount Paid to
	Services Rendered for	Amount Due for	Firm during the
	the month ended	Services Rendered	month ended	Amount Paid to Firm
Ordinary Course Professional	April 30, 2007	Case to Date	April 30, 2007	Case to Date
Salo LLC	$4,900	$138,398	$-	$133,498
Samil Accounting Corp.	-	-	-	-
Samjong Accounting Corporation	-	-	-	-
Samsin HR Korea	-	-	-	-
Seer Consulting	-	-	-	-
Sher and Blackwell	-	7,584	-	7,584
Sherman & Howard L.L.C.	-	589	-	589
Shook, Hardy & Bacon LLP	-	-	-	-
Shook Lin & Bok	-	1,199	-	1,199
Shumaker and Sieffert	-	15,853	-	15,853
Sidley, Austin, Brown & Wood LLP	-	108,923	-	108,923
Siegel Moses & Schoenstadt	-	-	-	-
Skene Law Firm, P.C./Robert Skene, Esq.	-	3,275	63	2,543
SMC Investigations, LLC	-	-	-	-
Smith & Williams	-	-	-	-
Sonier Poulain & Associates	-	-	-	-
Steptoe & Johnson	-	-	-	-
Stikeman Elliot LLP	-	12,507	-	12,507
Stinson, Morrison Hecker	-	-	-	-
Strategic Federal Affairs	-	165,333	-	165,333
Sullivan & Baldick/Avenue Solutions	18,000	377,310	18,000	377,310
Sullivan & Cromwell	-	-	-	-
Sunrise Research	-	18,150	-	16,150
Susman Godfrey	-	17,267	-	4,107
Sycip Gorres Velayo & Co.	-	-	-	-
Sycip Salazar Hernandez& Gatmaitan	-	14,772	-	14,772
Symphony Incorporations	-	972	-	-
The Campbell-Hill Aviation Group	-	74,993	-	74,993
The Capitol Group LLC	2,000	39,067	4,000	37,067
TheMIGroup	-	-	-	-
Theresa Schulz	-	35,770	-	35,770
Torkildson, Katz, Fonseca, Jaffe, Moore and Hetherington	1,000	12,637	4,361	10,852
Troutman Sanders LLP	50,000	745,549	94,831	580,652
Ushijima, Teramae & Wade Law Firm	2,542	107,489	1,695	104,947
Van Mens & Wesselink	-	99,368	5,477	99,368
Vaughan & Murphy	-	-	-	-
Vaughn-Lee & Associates	-	14,412	-	14,412
Venable LLP	969	17,395	1,348	14,493
Vercruysse, Murray & Calzone	2,868	122,342	1,523	114,238
Vertex Tax Technology Enterprises	-	11,086	-	11,086
Virtual Communications, Inc.	-	-	-	-
Ward & Olivo	-	34,283	-	34,283

(1)  Amounts in excess of the Court ordered average $50,000 per month fee cap shall be subject to the prior approval of the Court in accordance with sections 330 and 331 of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the Local Bankruptcy Rules for the Southern District of New York, orders of this Court, and the Fee Guidelines promulgated by the Executive Office of the United States Trustee.

Schedule 4

NORTHWEST AIRLINES CORPORATION

(DEBTOR-IN-POSSESSION)

Schedule of Payments to Ordinary Course Professionals

for the month ended April 30, 2007

	Amount Due for		Amount Paid to
	Services Rendered for	Amount Due for	Firm during the
	the month ended	Services Rendered	month ended	Amount Paid to Firm
Ordinary Course Professional	April 30, 2007	Case to Date	April 30, 2007	Case to Date
Wiener & Associates	$2,000	$39,067	$2,000	$37,067
White & Case	-	44,508	-	13,886
Wiggin & Nourie, P.A.	-	913	-	913
Wiley Rein & Fielding LLP	8,000	192,141	4,093	168,040
Winterbauer & Diamond PLLC	-	9,795	1,058	9,795
Winthrop & Weinstine	4,000	60,398	4,044	52,354
Yoshie Ogawa	10,833	227,076	-	193,445
Zobella & Co. Inc.	-	964	-	964
Zuckert, Scoutt & Rasenberger LLP	7,000	90,010	7,867	75,016

TOTALS	$970,291	$20,079,205	$2,633,082	$16,400,764

(1)  Amounts in excess of the Court ordered average $50,000 per month fee cap shall be subject to the prior approval of the Court in accordance with sections 330 and 331 of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the Local Bankruptcy Rules for the Southern District of New York, orders of this Court, and the Fee Guidelines promulgated by the Executive Office of the United States Trustee.